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                                                                EXHIBIT 3(i).4


                          CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                        INTENSIVA HEALTHCARE CORPORATION


     INTENSIVA HEALTHCARE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     I. The Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          BE IT RESOLVED, that the first paragraph of Article 4 of the Amended and Restated Certificate of Incorporation be and the same is hereby amended by deleting said paragraph in its entirety and substituting therefore the following:

               The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,035,994 shares, consisting of 70,000,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), 1,035,994 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), and 30,000,000 share of Undesignated Preferred Stock, $0.001 par value per share (the "Undesignated Preferred Stock).

          BE IT RESOLVED, that Article 4 of the Amended and Restated Certificate of Incorporation be and the same is hereby amended by adding the following paragraphs at the end of said Article 4:

          C.   UNDESIGNATED PREFERRED STOCK

          1. Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this Paragraph 4.C. shall require the affirmative vote of a majority of the directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have


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Intensiva HealthCare Corporation
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          the right to determine or fix one or more of the following with respect to each series of Undesignated Preferred Stock to the extent permitted by law:

               1A. The distinctive serial designation and the number of shares constituting such series;

               1B. The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

               1C. The voting powers, full or limited, if any, of the shares of such series;

               1D. Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

               1E. The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

               1F. Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

               1G. Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

               1H. The price or other consideration for which the shares of such series shall be issued;

               1I. Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Undesignated Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and



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Intensiva HealthCare Corporation
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               1J.  Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

     II. In lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     III. The aforesaid amendment was duly adopted by joint unanimous written consent of the directors and stockholders in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by David W. Cross, its President, this 10th day of September, 1996.


                                        By:__________________________
                                           David W. Cross, President


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Intensiva HealthCare Corporation